AT THE COMPANY
Thomas G. Smith
Executive Vice President,
Chief Financial Officer
216-621-6060

Thomas T. Kmiecik
Assistant Treasurer
216-621-6060

ON THE WEB
www.forestcity.net

FOR IMMEDIATE RELEASE

FOREST CITY DISPOSES OF REGENCY TOWERS APARTMENT COMMUNITY IN JACKSON, NEW JERSEY

CLEVELAND – September 30, 2004 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced the disposition of its Regency Towers apartment community in Jackson, New Jersey.

Acquired by Forest City in 1994, Regency Towers is a 372-unit garden apartment community. The $36 million transaction was structured as a tax-deferred exchange. It will result in an after-tax gain of approximately $15 million.

Charles A. Ratner, president and chief executive officer of Forest City Enterprises, said, “This transaction reflects the ongoing evaluation of our current portfolio to determine the optimum timing of property dispositions to redeploy capital. In this case, we decided to sell an asset where we had an opportunity to realize excellent value from our investment. Such decisions enable us to better employ capital in a tax-efficient manner and reinvest in core properties in our portfolio.”

Corporate Description

Forest City Enterprises, Inc. is a $7.2 billion NYSE-listed real estate company headquartered in Cleveland, Ohio. The Company is principally engaged in the ownership, development, acquisition and management of commercial and residential real estate throughout the United States. The Company’s portfolio includes interests in retail centers, apartment communities, office buildings and hotels in 20 states and the District of Columbia.

Safe Harbor Language

Statements made in this news release that state the Company or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, real estate development and investment risks, economic conditions in the Company’s target markets, reliance on major tenants, the impact of terrorist acts, the Company’s substantial leverage and the ability to service debt, guarantees under the Company’s credit facility, changes in interest rates, continued availability of tax-exempt government financing, the sustainability of substantial operations at the subsidiary level, significant geographic concentration, illiquidity of real estate investments, dependence on rental income from real property, conflicts of interest, competition, potential liability from syndicated properties, effects of uninsured loss, environmental liabilities, partnership risks, litigation risks, and other risk factors as disclosed from time to time in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004.

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